QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

ESG Re Limited (Bermuda)

ESG Reinsurance (Bermuda) Limited (100%)
o	ESG Reinsurance Ireland Limited (100%)
o	Accent Europe Insurance Company Ltd. (Ireland) (100%)
European Specialty Group (United Kingdom) Limited (100%)
o	European Specialty Group (London) Limited (U.K.) (100%)
o	SportSecure Limited (U.K.) (100%)
o	ESG Re London Limited (U.K.) (100%)
o	European Specialty Latin America Inc. (U.S.—Florida) (100%)
o	ESG Re North America Ltd. (Canada—Ontario) (100%)
o	ESG Direct Australia Pty. Ltd. (Australia) (100%)
o	ESG Direct Italia (Italy) (90%)
o	ESG Direct Spain (Spain) (100%)
o	European Specialty Group Holding AG (Germany) (100%)
• IPT Institute Fur Praventivmedizin und Technologie GmbH (Germany) (100%) (Dormant)
• European Specialty Group Underwriting Management GmbH (Germany) (100%)
• SportSecure AG (Germany) (74.1%)
• European Specialty Ruckversicherung AG (Germany) (100%)
Health Benefit Consultants Company Limited (Thailand) (100% Direct & Beneficial)
ESG Direct Hong Kong Limited (Hong Kong) (100%)
ESG Direct Asia Pty Ltd (Singapore) (100%)
o	ESG Direct Asia Pty Ltd (Taiwan Branch) (100%)
Imedi-L Holding Georgia (Republic of Georgia) (85%)
o	IMEDI-L International Insurance Company Limited (Republic of Georgia)(100%)

QuickLinks

SUBSIDIARIES OF THE REGISTRANT